Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281064

Investment Company Act File No. 811-22963

iDirect Private Markets Fund

(the “Fund”)

 Supplement dated October 22, 2024, to the

Statement of Additional Information (“SAI”), dated July 29, 2024

IMPORTANT ANNOUNCEMENT

On September 17, 2024, the Board of Trustees of the Fund (the “Board”) appointed Indira Mahadeo as the Fund’s Treasurer, Principal Financial Officer and Principal Accounting Officer. Following the meeting, Kyle Hartley resigned his position as Treasurer and Swan Chang resigned his position as the Principal Financial Officer and Principal Accounting Officer.

 * * *

Accordingly, effective immediately, the Fund’s SAI is revised as follows:

1. All references to Kyle Hartley as “Treasurer” and Swan Chang as “Principal Financial Officer and Principal Accounting Officer” are deleted in their entirety.

2.       The table under the “Management of the Fund—Independent Trustees” section of the SAI is revised to add the following:

Name, Age and Address	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years
Officers

Indira Mahadeo (53) c/o iDirect Private Markets Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Treasurer, Principal Accounting Officer, Principal Financial Officer	Indefinite Length — Since 2024	Managing Director and Global Head of Fund Finance and Treasury (since 2024) Global Head of Strategic Transformation for MSIM Operations Platforms (2019-2024)

*	Each officer serves an indefinite term, until his or her successor is elected.

Please retain this supplement for future reference.